Exhibit 99.1
Tilly’s, Inc. Announces Fiscal 2018 Third Quarter Results
Comp Store Net Sales Increase 4.3%: EPS of $0.21
Non-GAAP EPS of $0.24 Excluding Secondary Offering Costs
Introduces Fourth Quarter Outlook

Irvine, CA – November 28, 2018 – Tilly’s, Inc. (NYSE: TLYS) today announced financial results for the third quarter and first three quarters of fiscal 2018 ended November 3, 2018.

“Tillys continued its positive momentum with its tenth consecutive quarter of flat to positive comparable store net sales and its strongest back-to-back quarterly comparable store net sales performance since the first half of fiscal 2012," commented Ed Thomas, President and Chief Executive Officer. "We believe we are well positioned to continue our momentum during the holiday season."

Third Quarter Results Overview
The following comparisons refer to operating results for the third quarter of fiscal 2018 versus the third quarter of fiscal 2017 ended October 28, 2017:

•
Comparable store net sales, including e-commerce, increased 4.3%. Comparable store net sales in physical stores increased 1.3% and represented approximately 86% of total net sales. E-commerce net sales increased 26.7% and represented approximately 14% of total net sales. Comparable store net sales, including e-commerce, increased 1.5% in the third quarter last year.

•
Total net sales of $146.8 million decreased by $6.0 million, or 3.9%, from $152.8 million last year, due to the calendar shift impact of last year's 53rd week in the retail calendar. This retail calendar shift caused a portion of the back-to-school season to shift into the second quarter this year from the third quarter last year, reducing last year's comparable net sales base for the third quarter by approximately $14 million. This retail calendar shift impact was partially offset by an aggregate increase of approximately $8 million in comparable store net sales and net sales from seven net new stores.

•
Gross profit of $45.8 million decreased by $4.3 million, or 8.6%, from $50.1 million last year, primarily due to the calendar shift impact on net sales described above. Gross margin, or gross profit as a percentage of net sales, decreased to 31.2% from 32.8% last year due to the retail calendar shift impact on net sales. Buying, distribution and occupancy costs deleveraged 200 basis points against lower total net sales. Product margins improved 40 basis points, primarily due to lower total markdowns as a percentage of net sales.

•
Selling, general and administrative expenses ("SG&A") were $37.6 million, or 25.6% of net sales, compared to $36.0 million, or 23.5% of net sales, last year. As expected, SG&A deleveraged 210 basis points compared to last year primarily due to the calendar shift impact on net sales described above. The $1.6 million increase in SG&A was primarily attributable to an increase in store payroll of $0.9 million due in part to minimum wage increases, expenses of $0.7 million associated with our secondary offering completed in early September 2018, and increased online marketing costs of $0.6 million associated with e-commerce net sales growth, partially offset by a legal matter accrual of $0.7 million in the prior year.

•
Operating income was $8.2 million, or 5.6% of net sales, compared to $14.1 million, or 9.2% of net sales, last year. The $5.9 million reduction in operating income was attributable to the retail calendar shift impact on net sales described above.

•
Income tax expense was $2.4 million, or 26.8% of pre-tax income, compared to $5.7 million, or 39.6% of pre-tax income last year. The reduction in this year's income tax rate was attributable to the change in corporate tax rates signed into law late last year.

•
Net income was $6.4 million, or $0.21 per diluted share, compared to $8.8 million, or $0.30 per diluted share, last year. The $0.09 decrease in earnings per share was attributable to the combination of the retail calendar shift impact on net sales of approximately $0.11 per diluted share and costs associated with the secondary offering completed in early September 2018 of approximately $0.02 per diluted share. The remaining positive variance was primarily due to improved operating results driven by increased comparable store net sales. On a non-GAAP basis, excluding the impact of the secondary offering costs this year and the impact of the legal matter accrual last year, net income was $7.1 million, or $0.24 per diluted share, this year compared to $9.2 million, or $0.31 per diluted share, last year.

Year-to-Date Results Overview
The following comparisons refer to operating results for the first three quarters of fiscal 2018 versus the first three quarters of fiscal 2017 ended October 28, 2017:

•
Comparable store net sales, including e-commerce, increased 3.1%. Comparable store net sales in physical stores increased 2.2% and represented approximately 87% of total net sales. E-commerce net sales increased 9.2% and represented approximately 13% of total net sales. Comparable store net sales, including e-commerce, increased 1.5% in the first three quarters last year.

•	Total net sales of $427.9 million increased by $15.3 million, or 3.7%, from $412.6 million last year, primarily due to increased comparable store net sales and net sales from seven net new stores.

•
Gross profit of $130.9 million increased by $6.9 million, or 5.6%, from $123.9 million last year. Gross margin increased to 30.6% from 30.0% last year primarily due to leveraging lower total occupancy costs on higher total net sales. Product margins improved by 10 basis points due to lower markdowns as a percentage of net sales.

•
SG&A was $108.8 million, or 25.4% of net sales, compared to $111.4 million, or 27.0% of net sales, last year. Last year's SG&A included an estimated $6.8 million in provisions related to legal matters. This year's SG&A includes a $1.5 million reduction to such provisions as a result of the final settlement of the related legal matter in early August 2018, and $0.7 million in expenses associated with our secondary offering completed in early September 2018. The net year-over-year impact of these legal matter provisions, partially offset by our secondary offering expenses, accounted for the improvement in SG&A as a percentage of net sales. After consideration of the legal matter impacts and secondary offering costs, primary dollar increases in SG&A were attributable to an increase in store payroll of $2.1 million primarily due to minimum wage increases and higher comparable store net sales, increased corporate bonus provisions of $1.2 million due to improved operating results, and increased online marketing costs of $1.1 million associated with e-commerce net sales growth. On a non-GAAP basis, excluding the impact of legal provisions from both years and the secondary offering costs from this year, SG&A was $109.6 million, or 25.6% of net sales, compared to $104.6 million, or 25.3% of net sales, last year.

•
Operating income of $22.0 million, or 5.2% of net sales, increased by $9.5 million compared to $12.5 million, or 3.0% of net sales, last year. Of this $9.5 million improvement in year-over-year operating income, approximately $7.6 million was attributable to the net aggregate year-over-year impact of the legal matters and secondary offering expenses noted above, and approximately $1.9 million was attributable to increased comparable store net sales results and occupancy reductions. On a non-GAAP basis, excluding the impact of legal provisions from both years and the secondary offering costs from this year, operating income was $21.3 million, or 5.0% of net sales, compared to $19.4 million, or 4.7% of net sales, last year.

•
Income tax expense was $6.1 million, or 26.1% of pre-tax income, compared to $5.4 million, or 40.1% of pre-tax income, last year. The reduction in this year's income tax rate was primarily attributable to the change in corporate tax rates signed into law late last year. On a non-GAAP basis, excluding the impact of legal provisions from both years and the secondary offering costs from this year, income tax expense was $5.8 million compared to $8.0 million last year.

•
Net income was $17.4 million, or $0.58 per diluted share, compared to $8.0 million, or $0.28 per diluted share, last year. Of the $0.30 improvement in year-over-year earnings per share, approximately half was attributable to the aggregate legal matter and secondary offering expenses noted above, and the other half was due to improved operating results driven by increased comparable store net sales and occupancy reductions. On a non-GAAP basis, excluding the impact of the legal provisions from both years and the secondary offering costs from this year, net income was $17.0 million, or $0.57 per diluted share, compared to $12.1 million, or $0.42 per diluted share, last year.

Balance Sheet and Liquidity
As of November 3, 2018, the Company had $120.5 million of cash and marketable securities and no debt outstanding. This compares to $121.9 million of cash and marketable securities and no debt outstanding as of October 28, 2017. The Company paid special cash dividends to its stockholders of approximately $29.1 million and $20.1 million in the aggregate during February of 2018 and 2017, respectively.

Fiscal 2018 Fourth Quarter Outlook
The Company expects its fourth quarter total net sales to range from approximately $163 million to $168 million based on an assumed 2% to 5% increase in comparable store net sales. Last year's fourth quarter included an extra week as a result of the 53rd week in last year's retail calendar, which accounted for approximately $7.1 million in added sales for such quarter versus the comparable 13-week period this year. The Company expects fourth quarter operating income to range from approximately $8.5 million to $10.0 million, and earnings per diluted share to range from $0.22 to $0.26. This outlook assumes an anticipated effective tax rate of approximately 26% and weighted average shares of approximately 30.1 million.

Pursuant to the settlement terms of the previously noted legal matter, the Company issued non-transferable discount coupons to approximately 612,000 existing Tillys customers in early September 2018 which allows for a one-time 50% discount on a single, future purchase transaction of up to $1,000.  Any unused coupons will expire on September 4, 2019.  To date, less than 1% of these coupons have been redeemed, resulting in no material impact to the Company's comparable store net sales or operating results as a whole. Although redemptions have been very low in number thus far, there can be no assurance that the impact of any future coupon redemptions during the 2018 holiday season, or during fiscal 2019, will remain immaterial. Our fourth quarter outlook does not contemplate any specific impacts from future usage of these coupons.

Preliminary Fiscal 2019 New Store, Capital Expenditure and Expense Expectations
The Company expects to open up to 15 to 20 new, full-size stores and an as-yet undetermined number of RSQ-branded pop-up shops during fiscal 2019, in each case assuming appropriate lease economics are obtained. The specific timing of any new store openings is not yet known. The Company expects total capital expenditures for fiscal 2019 not to exceed $25 million, comprised primarily of new store costs supplemented by continuing technology investments. Finally, the Company expects the impact of legislated minimum wage increases, merit increases, new systems costs, and the new lease accounting standard to result in an aggregate increase of approximately $6 million in its annualized operating costs before consideration of any comparable store net sales assumption. The Company estimates that its fiscal 2019 comparable store net sales would need to increase by approximately 3% in order to absorb these anticipated cost increases without creating any deleverage of expenses as a percentage of net sales.

Non-GAAP Financial Measures
In addition to reporting financial measures in accordance with GAAP, the Company is providing certain non-GAAP financial measures including "non-GAAP SG&A," "non-GAAP operating income," "non-GAAP income tax expense," "non-GAAP net income," and "non-GAAP income per diluted share." These amounts are not in accordance with, or an alternative to, GAAP. The Company’s management believes that these measures help provide investors with insight into the underlying comparable financial results, excluding items that may not be indicative of, or are unrelated to, the Company’s core day-to-day operating results.
For a description of these non-GAAP financial measures and reconciliations of these non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with GAAP, please see the accompanying table titled “Supplemental Financial Information; Reconciliation of Select GAAP Financial Measures to Non-GAAP Financial Measures” contained in this press release.
Conference Call Information
A conference call to discuss these financial results is scheduled for today, November 28, 2018, at 4:30 p.m. ET (1:30 p.m. PT). Investors and analysts interested in participating in the call are invited to dial (877) 407-4018 at 4:25 p.m. ET (1:25 p.m. PT). The conference call will also be available to interested parties through a live webcast at www.tillys.com. Please visit the website and select the “Investor Relations” link at least 15 minutes prior to the start of the call to register and download any necessary software.

A telephone replay of the call will be available until December 12, 2018, by dialing (844) 512-2921 (domestic) or (412) 317-6671 (international) and entering the conference identification number: 13684938. Please note participants must enter the conference identification number in order to access the replay.

About Tillys
Tillys is a leading specialty retailer of casual apparel, footwear and accessories for young men, young women, boys and girls with an extensive assortment of iconic global, emerging, and proprietary brands rooted in an active and social lifestyle. Tillys is headquartered in Irvine, California and currently operates 229 total stores, including four RSQ pop-up stores, across 33 states and its website, www.tillys.com.

Forward-Looking Statements
Certain statements in this press release and oral statements made from time to time by our representatives are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, statements regarding our future financial and operating results, including but not limited to future comparable store net sales, future operating income, future net income, future earnings per share, future gross, operating or product margins, anticipated tax rate, future impacts of legal settlements, future inventory levels, future capital expenditures, and market share and our business and strategy, including but not limited to expected store openings and closings, expansion of brands and exclusive relationships, development and growth of our e-commerce platform and business, promotional strategy, and any other statements about our future expectations, plans, intentions, beliefs or prospects expressed by management are forward-looking statements. These forward-looking statements are based on management’s current expectations and beliefs, but they involve a number of risks and uncertainties that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including, but not limited to, our ability to respond to changing customer preferences and trends, attract customer traffic at our stores and online, execute our growth and long-term strategies, expand into new markets, grow our e-commerce business, effectively manage our inventory and costs, effectively compete with other retailers, enhance awareness of our brand and brand image, general consumer spending patterns and levels, the effect of weather, and other factors that are detailed in our Annual Report on Form 10-K, filed with the Securities and Exchange Commission (“SEC”), including those detailed in the section titled “Risk Factors” and in our other filings with the SEC, which are available from the SEC’s website at www.sec.gov and from our website at www.tillys.com under the heading “Investor Relations”. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We do not undertake any obligation to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise. This release should be read in conjunction with our financial statements and notes thereto contained in our Form 10-K.

Tilly’s, Inc.
Consolidated Balance Sheets
(In thousands, except par value)
(unaudited)

	November 3, 2018	February 3, 2018	October 28, 2017
ASSETS
Current assets:
Cash and cash equivalents	$24,751	$53,202	$38,912
Marketable securities	95,766	82,750	82,961
Receivables	7,608	4,352	3,647
Merchandise inventories	73,772	53,216	62,242
Prepaid expenses and other current assets	10,707	9,534	9,759
Total current assets	212,604	203,054	197,521
Property and equipment, net	78,679	83,321	87,576
Other assets	3,667	3,736	7,805
Total assets	$294,950	$290,111	$292,902
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$34,352	$21,615	$27,329
Accrued expenses	20,292	22,731	31,854
Deferred revenue	7,144	10,879	8,335
Accrued compensation and benefits	9,487	6,119	6,005
Dividends payable	—	29,067	—
Current portion of deferred rent	5,466	5,220	5,762
Current portion of capital lease obligation	—	—	155
Total current liabilities	76,741	95,631	79,440
Long-term portion of deferred rent	31,624	31,340	31,377
Other	1,997	2,715	2,955
Total liabilities	110,362	129,686	113,772
Stockholders’ equity:
Common stock (Class A), $0.001 par value; 100,000 shares authorized; 21,536, 14,927 and 14,357 shares issued and outstanding, respectively	21	15	14
Common stock (Class B), $0.001 par value; 35,000 shares authorized; 7,944, 14,188 and 14,488 shares issued and outstanding, respectively	8	14	15
Preferred stock, $0.001 par value; 10,000 shares authorized; no shares issued or outstanding	—	—	—
Additional paid-in capital	149,141	143,984	140,240
Retained earnings	35,204	16,398	38,765
Accumulated other comprehensive income	214	14	96
Total stockholders’ equity	184,588	160,425	179,130
Total liabilities and stockholders’ equity	$294,950	$290,111	$292,902

Tilly’s, Inc.
Consolidated Statements of Operations
(In thousands, except per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	November 3, 2018	October 28, 2017	November 3, 2018	October 28, 2017
Net sales	$146,826	$152,824	$427,866	$412,581
Cost of goods sold (includes buying, distribution, and occupancy costs)	101,041	102,730	296,999	288,653
Gross profit	45,785	50,094	130,867	123,928
Selling, general and administrative expenses	37,558	35,982	108,831	111,384
Operating income	8,227	14,112	22,036	12,544
Other income, net	585	375	1,457	810
Income before income taxes	8,812	14,487	23,493	13,354
Income tax expense	2,364	5,730	6,134	5,354
Net income	$6,448	$8,757	$17,359	$8,000
Basic income per share of Class A and Class B common stock	$0.22	$0.30	$0.59	$0.28
Diluted income per share of Class A and Class B common stock	$0.21	$0.30	$0.58	$0.28
Weighted average basic shares outstanding	29,373	28,782	29,221	28,746
Weighted average diluted shares outstanding	30,075	29,031	29,746	28,954

Tilly’s, Inc.
Supplemental Financial Information
Reconciliation of Select GAAP Financial Measures to Non-GAAP Financial Measures
(In thousands, except per share data)
(unaudited)

	Third Quarter Ended		Nine Months Ended
	November 3, 2018	October 28, 2017	November 3, 2018	October 28, 2017
Selling, general and administrative, as reported	$37,558	$35,982	$108,831	$111,384
Legal settlement	—	(650)	1,458	(6,816)
Secondary offering costs	(714)	—	(714)	—
Non-GAAP selling, general and administrative	$36,844	$35,332	$109,575	$104,568
Operating income, as reported	$8,227	$14,112	$22,036	$12,544
Legal settlement	—	650	(1,458)	6,816
Secondary offering costs	714	—	714	—
Non-GAAP operating income	$8,941	$14,762	$21,292	$19,360
Income tax expense, as reported	$2,364	$5,730	$6,134	$5,354
Income tax effect of legal settlement (1)	—	255	(386)	2,679
Income tax effect of secondary offering costs (1)	189	—	189	—
Income tax effect of non-deductibility of a portion of secondary offering costs (1)	(165)	—	(165)	—
Non-GAAP income tax expense	$2,388	$5,985	$5,772	$8,033
Net income, as reported	$6,448	$8,757	$17,359	$8,000
Legal settlement	—	650	(1,458)	6,816
Secondary offering costs	714	—	714	—
Less: Income tax effects (1)	(24)	(255)	362	(2,679)
Non-GAAP net income	$7,138	$9,152	$16,977	$12,137
Diluted income per share, as reported	$0.214	$0.30	$0.584	$0.28
Legal settlement, net of taxes (1)	—	0.01	(0.036)	0.14
Secondary offering costs, net of taxes (1)	0.023	—	0.023	—
Non-GAAP diluted income per share	$0.237	$0.31	$0.571	$0.42
Weighted average basic shares outstanding	29,373	28,782	29,221	28,746
Weighted average diluted shares outstanding	30,075	29,031	29,746	28,954

(1) The effective tax rate applied to the $0.7 million of secondary offering costs for the third quarter and nine months ended November 3, 2018 was 26.5%. Additionally, this year's income tax expense includes approximately $0.2 million due to the non-deductibility of a portion of the secondary offering costs.

The effective tax rate applied for the third quarter and nine months ended October 28, 2017 was 39.3%.

Tilly’s, Inc.
Consolidated Statements of Cash Flows
(In thousands)
(unaudited)

	Nine Months Ended
	November 3, 2018	October 28, 2017
Cash flows from operating activities
Net income	$17,359	$8,000
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	16,966	17,644
Stock-based compensation expense	1,662	1,773
Impairment of assets	786	848
Loss on disposal of assets	11	170
Gain on marketable securities	(983)	(510)
Deferred income taxes	(419)	(1,194)
Changes in operating assets and liabilities:
Receivables	(3,256)	342
Merchandise inventories	(20,746)	(14,474)
Prepaid expenses and other assets	(1,290)	(777)
Accounts payable	12,859	9,177
Accrued expenses	(6,006)	4,202
Accrued compensation and benefits	3,368	(1,254)
Deferred rent	530	(4,394)
Deferred revenue	(1,562)	(1,868)
Net cash provided by operating activities	19,279	17,685
Cash flows from investing activities
Purchase of property and equipment	(10,394)	(9,716)
Purchases of marketable securities	(116,442)	(112,612)
Proceeds from marketable securities	104,678	85,134
Net cash used in investing activities	(22,158)	(37,194)
Cash flows from financing activities
Dividends paid	(29,067)	(20,080)
Proceeds from exercise of stock options	3,606	288
Taxes paid in lieu of shares issued for stock-based compensation	(111)	(101)
Payment of capital lease obligation	—	(680)
Net cash used in financing activities	(25,572)	(20,573)
Change in cash and cash equivalents	(28,451)	(40,082)
Cash and cash equivalents, beginning of period	53,202	78,994
Cash and cash equivalents, end of period	$24,751	$38,912

Tilly's, Inc.
Store Count and Square Footage

	Stores Open at Beginning of Quarter	Stores Opened During Quarter	Stores Closed During Quarter	Stores Open at End of Quarter	Total Gross Square Footage End of Quarter (in thousands)
2017 Q3	221	—	1	220	1,681
2017 Q4	220	2	3	219	1,668
2018 Q1	219	4	1	222	1,675
2018 Q2	222	4	—	226	1,698
2018 Q3	226	5	4	227	1,693
Note: Total stores opened during fiscal 2018 includes four RSQ-branded, pop-up stores.

Investor Relations Contact:
Michael Henry, Chief Financial Officer
(949) 609-5599, ext. 17000
irelations@tillys.com